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                                  PRESS RELEASE


ST. LOUIS, MISSOURI, OCTOBER 7, 1999. Enterbank Holdings, Inc., the parent company of Enterprise Bank, today reported net income of $1,035,000 for the quarter ended September 30, 1999. This represents a 33% increase from net income of $777,000 for the third quarter of 1998. Net income for the first nine months of 1999 was $2,707,000, a 29% increase over net income for the first nine months of 1998.

Total assets at September 30, 1999 were approximately $433 million, an increase of $58 million over total assets of $375 million at year-end 1998 and a $75 million increase over total assets of $358 million at September 30, 1998. Total loans and leases were approximately $378 million, an increase of $104 million over total loans and leases of $274 million at year-end 1998 and an $116 million increase over total loans and leases of $262 million at September 30, 1998.


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For additional information or questions please contact:

Fred H. Eller                                        James C. Wagner
President, Chief Executive Officer                   Chief Financial Officer
Enterbank Holdings, Inc.                             Enterbank Holdings, Inc.
150 North Meramec                                    150 North Meramec
Clayton, MO 63105                                    Clayton, MO 63105
phone:   (314) 725-5500                              phone:   (314) 725-5500
fax:     (314) 727-3239                              fax:     (314) 727-3239